Exhibit 99.2
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Cash Position & Capitalization/Book Value per Share as of September 30, 2013

	(a) Pro-forma	As Reported
	(Dollars in thousands, except per share data)
Parent company cash and cash equivalents (b)	$251,795	$421,321

Capitalization:
Notes payable - 2021 notes	$400,000	$400,000
Notes payable - 2015 notes (c)	84,362	183,580
Notes payable - 2029 notes (c)	63,638	107,872
Subordinated debentures payable to subsidiary trusts	246,003	246,003
Total debt	794,003	937,455
Total stockholders’ equity	1,430,871	1,394,668
Total capitalization	2,224,874	2,332,123
Accumulated other comprehensive income (AOCI)	(163,725)	(163,725)
Total capitalization excluding AOCI (d)	$2,061,149	$2,168,398

Total stockholders’ equity	$1,430,871	$1,394,668
Accumulated other comprehensive income	(163,725)	(163,725)
Total stockholders’ equity excluding AOCI (d)	$1,267,146	$1,230,943

Common shares outstanding (e)	70,701,882	65,428,803

Book Value per Share: (f)
Book value per share including AOCI	$20.24	$21.32
Book value per share excluding AOCI (d)	$17.92	$18.81

Debt-to-Capital Ratios: (g)
Senior debt / Total capitalization	26.6%	31.9%
Adjusted debt / Total capitalization	26.6%	31.9%

(a)
Pro-forma September 30, 2013 amounts include the impact of public and private exchange offers closed during the three months ended December 31, 2013. The exchange offers resulted in a net decrease in notes payable of $143,452 and a net increase in stockholders' equity of $36,569.

(b)
Parent company cash is that of American Equity Investment Life Holding Company only and does not include cash and cash equivalents of the subsidiaries included in the consolidated balance sheet at September 30, 2013.

(c)	Total principal amount outstanding after exchange offers: 2015 notes - $91,951; 2029 notes - $68,373.

(d)
Total capitalization, total stockholders’ equity and book value per share excluding AOCI, non-GAAP financial measures, are based on stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, we believe these non-GAAP financial measures provide useful supplemental information.

(e)	Common shares outstanding include 892,688 shares held by the NMO Deferred Compensation Trust and exclude 186,485 unallocated shares held by the ESOP.

(f)
Book value per share including and excluding AOCI is calculated as total stockholders’ equity and total stockholders’ equity excluding AOCI divided by the total number of shares of common stock outstanding.

(g)
Debt-to-capital ratios are computed using total capitalization excluding AOCI. Adjusted debt includes notes payable and the portion of the total subordinated debentures payable to subsidiary trusts outstanding (qualifying trust preferred securities) that exceeds 15% of total capitalization excluding AOCI.